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Exhibit 99.1

FOR IMMEDIATE RELEASE	Approved by:	Olga L. Conley Chief Financial Officer (617) 376-4300 URL: http://www.jjill.com
	Investor Relations:	Chad Jacobs Integrated Corporate Relations, Inc. (203) 222-9013

THE J. JILL GROUP REPORTS FIRST QUARTER RESULTS

Quincy, MA, May 4, 2004—The J. Jill Group, Inc. (Nasdaq: JILL) today reported financial results for the first quarter ended March 27, 2004. Net sales for the first quarter increased by 21.3% to $99.9 million from $82.4 million reported in the prior year. Operating income for the quarter totaled $3.9 million, or 3.9% of net sales compared to $1.5 million, or 1.8% of net sales in the prior year. The Company posted net income for the quarter of $2.2 million, or $0.11 per diluted share versus $768,000, or $0.04 per diluted share in the first quarter of the previous year.

Regarding first quarter sales productivity, direct segment net sales per 1,000 square inches circulated declined by 4% while retail net sales per square foot increased by 20% as compared to last year. Comparable store sales for stores open at least one full fiscal year—87 in total—increased by 23.5% in the first quarter of 2004 as compared to the first quarter of 2003.

Gordon R. Cooke, President and Chief Executive Officer, commented, "As we announced on March 15, 2004, since early February, we have experienced an extremely positive response to our regular price spring merchandise. We attribute our current success to a series of factors including our emphasis on color, our multi-channel marketing campaigns, the rollout of our cross-channel customer database, our new visual in-store presentation, some relatively minor adjustments to our merchandise silhouettes and fit along with an improving overall economic environment. Our performance during March was particularly strong in retail, with robust consumer demand for our full price merchandise resulting in better than expected gross margins and a significant increase in profitability."

Looking forward, the Company's current outlook for the second quarter of fiscal 2004 is for net sales to be between $118.0 and $120.0 million, with diluted earnings per share in the range of $0.26 to $0.30. The Company is now targeting net sales for fiscal 2004 to be between $435.0 and $440.0 million and diluted earnings per share to be between $0.65 and $0.70. The sales and earnings targets contained in this release are not guarantees of actual performance. Historically, J. Jill's actual performance has deviated, often materially, from its targets. These statements do not include the potential of any business risks, opportunities or developments that may occur after May 4, 2004.

"Obviously, we are extremely pleased with our performance this spring. More than anything these results indicate that the J. Jill brand is vibrant and resonating with the consumer. That being said, our full-year targets do not extrapolate our successful spring season into the fall. As we have said on many occasions, our fall collections are the first that will be significantly influenced by most of the merchandising and product development initiatives that have been underway, making the fall season a critical transition period for J. Jill. For that reason, at this point in time we continue to feel that the most prudent approach is to maintain our original outlook for the second half of the year," continued Mr. Cooke.

The Company also announced the appointment of Amy C. Leonard to the position of Vice President of Production and Product Integrity. In this newly created position Amy will be responsible for all areas related to product engineering, execution and quality, including oversight of technical design, color management, product standards and testing, production management and quality assurance. She will report to Steve Pearson, Executive Vice President/Merchandising and Product Development.

Ms. Leonard comes to J. Jill with more than 16 years of experience in product integrity and sourcing. Most recently, Ms. Leonard held the position of Vice President of Sourcing Services for The Gap, Inc., where her responsibilities included overseeing the development and execution of all specifications, patterns, color standards and global and regulatory compliance for all corporate brands in all product categories. From 1990 to 2001 Ms. Leonard held various other positions within The Gap, Inc. including Vice President Global Production for Gapkids and babyGap, Senior Director of Production for Gap International and Production Manager Women's Items for Banana Republic.

Mr. Cooke commented, "We are thrilled to have someone of Amy's talent and experience join our team to lead this very important initiative. We are confident that she will significantly enhance our efforts to improve the overall quality, fit and consistency of our merchandise. Additionally, we believe that our ability to continue to attract first tier talent such as Amy provides further evidence of the J. Jill brand's strength in the marketplace."

Ms. Leonard stated, "J. Jill represents an exciting opportunity for me. I am very pleased to be part of the vision and the future of such a dynamic and growing company. I am looking forward to working with the J. Jill team to help improve the overall look, feel, fit and quality of the merchandise, enabling J. Jill to continue providing its customers with the quality, consistency and service levels they deserve."

Mr. Cooke concluded, "Our business continues to evolve and with over 50% of our revenues this quarter coming from our retail channel we are clearly no longer just a catalog company. Furthermore, with the potential to open 300 to 500 retail stores nationwide and only 123 stores open as of the end of the first quarter our retail expansion provides us with tremendous opportunity for future growth. Importantly, we have made great strides in building the appropriate front-end product development and merchandising infrastructure to support this growth."

On a final note, in January of 2004 the Company changed its internal segment reporting as a result of changes in the way management views the business. Outlet store revenues and expenses and inventory control costs, previously included in the direct and retail segments, have been reclassified to other. Additionally, the Company now allocates certain previously unallocated costs to the direct and retail segments, including certain sales allowances and order fulfillment costs. Please refer to the attached schedule, which presents our segment reporting for all four quarters of fiscal 2003 with these changed classifications.

The J. Jill Group's conference call to discuss its first quarter earnings will be broadcast live today at 4:30 p.m. Eastern Time at www.jjillgroup.com,and will be archived online within one hour of the completion of the conference call.

The J. Jill Group is a multi-channel specialty retailer of women's apparel, accessories, footwear and gifts. The Company currently markets its products through retail stores, catalogs and its website jjill.com. J. Jill is designed to appeal to active, affluent women age 35 and older.

This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Various factors could cause the results of The J. Jill Group to be materially different from any future results expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the following: significant changes in customer acceptance of our product offerings; the success or failure of our retail store initiative; our ability to effectively manage our operations and growth in a multi-channel environment; the success or failure of our product development and merchandising initiatives; changes in consumer spending, fashion trends and consumer preferences; the customary risks of purchasing merchandise abroad, including longer lead times, higher initial purchase commitments and foreign currency fluctuations; timeliness of receipts of inventory from vendors; changes in competition in the apparel industry; changes in, or the failure to comply with, federal and state tax and other government regulations; our ability to attract and retain qualified personnel;

possible future increases in expenses and labor and employee benefit costs; business abilities and judgment of management; the existence or absence of brand awareness; the existence or absence of publicity, advertising and promotional efforts; the success or failure of operating initiatives; the mix of J. Jill's sales between full price and liquidation merchandise; general political, economic and business conditions and other factors, including those detailed from time to time in J. Jill's SEC reports, including its Annual Report on Form 10-K for the fiscal year ended December 27, 2003. J. Jill disclaims any intent or obligation to update any forward-looking statements.

(tables to follow)

THE J. JILL GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	Mar. 27, 2004	Mar. 29, 2003
In thousands, except per share data—unaudited
Net sales	$99,929	$82,363
Cost of products and merchandising	64,845	56,808

Gross margin	35,084	25,555
Selling, general and administrative expenses	31,171	24,051

Operating income	3,913	1,504
Interest, net	142	196
Income tax provision	1,546	540

Net income	$2,225	$768

Earnings per share:
Basic	$0.11	$0.04
Diluted	$0.11	$0.04

Weighted average shares outstanding:
Basic	19,823	19,567
Diluted	20,286	19,987

THE J. JILL GROUP, INC.
NET SALES SUMMARY

	Three Months Ended
	Mar. 27, 2004	Mar. 29, 2003
In thousands—unaudited
Catalog	$29,615	$32,776
Internet	19,140	17,290

Direct total	48,755	50,066
Retail	50,223	31,376
Other	951	921

Net sales	$99,929	$82,363

THE J. JILL GROUP, INC.
DIRECT CONTRIBUTION RECONCILIATION

	Three Months Ended
	Mar. 27, 2004	Mar. 29, 2003
In thousands—unaudited
Direct	$12,946	$14,291
Retail	2,967	(3,356)

Total direct contribution	15,913	10,935
Unallocated shared-service costs	(4,831)	(4,306)
General and administrative expenses	(7,169)	(5,125)

Operating income	$3,913	$1,504

THE J. JILL GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	Three Months Ended
	Mar. 27, 2004	Mar. 29, 2003
In thousands—unaudited
Assets:
Cash and cash equivalents	$62,281	$40,622
Accounts receivable, net	10,601	9,556
Inventory	34,746	40,981
Prepaid catalog expenses	5,465	4,859
Deferred income taxes	6,989	6,114
Other current assets	7,365	5,813

Total current assets	127,447	107,945

Property and equipment, net	124,422	109,785
Other non-current assets	4,574	3,521

Total assets	$256,443	$221,251

Liabilities and stockholders' equity:
Accounts payable and accrued expenses	$42,846	$32,672
Current portion of long-term debt	1,731	1,806

Total current liabilities	44,577	34,478

Long-term debt, less current portion	11,792	13,345
Deferred credits from landlords and other	37,289	24,977
Deferred income taxes	4,504	2,118

Total liabilities	98,162	74,918

Capital stock	111,186	107,888
Retained earnings	47,095	38,445

Total liabilities and stockholders' equity	$256,443	$221,251

THE J. JILL GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended
	Mar. 27, 2004	Mar. 29, 2003
In thousands—unaudited
Cash flows provided by operating activities:
Net income	$2,225	$768
Depreciation and amortization	4,411	3,780
(Gain) loss on trust assets	(19)	12
Deferred income taxes	388	297
Changes in assets and liabilities	(837)	(2,391)

Net cash provided by operating activities	6,168	2,466
Cash flows used in investing activities:
Additions to property and equipment	(3,970)	(5,822)
Investment in trust assets	(724)	(597)
Increase in cash held in escrow	(190)	(186)

Net cash used in investing activities	(4,884)	(6,605)
Cash flows provided by financing activities:
Payments of debt borrowings	(419)	(439)
Proceeds from stock transactions	2,129	466

Net cash provided by financing activities	1,710	27
Net increase (decrease) in cash and cash equivalents	2,994	(4,112)
Cash and cash equivalents at:
Beginning of period	59,287	44,734

End of period	$62,281	$40,622

THE J. JILL GROUP, INC.
RECLASSIFIED SEGMENT SALES AND DIRECT CONTRIBUTION RECONCILIATION

	Three Months Ended
	Mar. 29, 2003	June 28, 2003	Sep. 27, 2003	Dec. 27, 2003	Fiscal 2003
	In thousands—unaudited
Net sales summary:
Catalog	$32,776	$35,061	$26,047	$32,070	$125,954
Internet	17,290	18,279	14,219	19,251	69,039

Direct total	50,066	53,340	40,266	51,321	194,993
Retail	31,376	42,910	40,497	61,979	176,762
Other	921	1,115	1,562	1,551	5,149

Net sales	$82,363	$97,365	$82,325	$114,851	$376,904

Direct contribution reconciliation:
Direct	$14,291	$14,894	$7,486	$9,598	$46,269
Retail	(3,356)	4,621	(1,924)	6,667	6,008

Total direct contribution	10,935	19,515	5,562	16,265	52,277
Unallocated shared-service costs	(4,306)	(3,728)	(4,074)	(4,715)	(16,823)
General and administrative expenses	(5,125)	(5,196)	(6,234)	(5,972)	(22,527)

Operating income	$1,504	$10,591	($4,746)	$5,578	$12,927

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THE J. JILL GROUP REPORTS FIRST QUARTER RESULTS